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                                                 Commission File No. 33-55276-99

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8

                               -------------------


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             MEDICAL ASSURANCE, INC.
             (Exact name of registrant as specified in its charter)

      Delaware                                                 63-1137505
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               100 Brookwood Place
                            Birmingham, Alabama 35209
                    (Address of Principal Executive Offices)

               MAIC HOLDINGS, INC. OPEN MARKET STOCK PURCHASE PLAN
                            (Full title of the plan)

                               -------------------


                        A. Derrill Crowe, M.D., President
                               100 Brookwood Place
                            Birmingham, Alabama 35209
                     (Name and address of agent for service)
                                 (205) 877-4400
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                             Jack P. Stephenson, Jr.
                                BURR & FORMAN LLP
                                 P.O. Box 830719
                         Birmingham, Alabama 35283-0719



                                EXPLANATORY NOTE


         This Amendment amends that certain Registration Statement on Form S-8 (the "Initial Filing") filed by Mutual Assurance, Inc. ("Mutual Assurance") on November 30, 1992 with the United States Securities and Exchange Commission (the "SEC"), to register 75,000 shares (the "Initial Shares") of the common stock of Mutual Assurance for issuance pursuant to the terms and conditions of Mutual Assurance's Incentive Compensation Stock Plan (the "Plan").

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         The Initial Filing was previously amended by that certain
Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on September 8, 1995 (the Registration Statement as so amended is referred to herein as the "Registration Statement"). Under Amendment No. 1, MAIC Holdings, Inc. (the "Registrant") assumed all of the obligations and liabilities of Mutual Assurance under the Plan and expressly adopted the Initial Filing pursuant to a Plan of Exchange by and between Mutual Assurance and the Registrant dated February 21, 1995.

         At the 1997 Annual Meeting of the Shareholders of the Registrant, the shareholders approved an Amendment to the Certificate of Incorporation of the Registrant in order to change the Registrant's name from "MAIC Holdings, Inc." to "Medical Assurance, Inc." The name change was effective on June 1, 1997.

         Subsequent to the Initial Filing and the filing of Amendment No. 1, the Registrant's Board of Directors on August 20, 1997, declared a two-for-one stock split of the Registrant's common shares. Additionally, the Registrant's Board of Directors declared stock dividends of five percent (5%) in 1999, ten percent (10%) in 1998, five percent (5%) in 1997, six percent (6%) in 1996, and six percent (6%) in 1995. The shares resulting from the stock split and stock dividends on the Initial Shares are referred to herein as the "Additional Shares".

         In accordance with Rule 416(b) promulgated under the Securities Act of 1933, as amended, the Registrant hereby amends the Registration Statement to include the registration of the Additional Shares for issuance pursuant to the Plan.

         The Registrant further amends the Registration Statement by adding the following footnote after the Calculation of Registration Fee Table on Page 1 of the Registration Statement:

         (1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of securities registered on this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions that occur prior to the distribution of the securities covered by this Registration Statement.


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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 2 to Form S-8 to be signed on its behalf, as the Registrant and the person responsible for the administration of the Plan, by the undersigned, thereunto duly authorized in the City of Homewood, State of Alabama, on this the 25th day of February, 2000.

                                         MEDICAL ASSURANCE, INC.


                                         By: /s/ A. Derrill Crowe
                                             ----------------------------------
                                             A. Derrill Crowe, M.D., President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


          Signature                          Title                                                 Date
          ---------                          -----                                                 ----


/s/ A. Derrill Crowe, M.D.
----------------------------------------     President (Principal Executive Officer)               February 25, 2000
A. Derrill Crowe, M.D.                       and Director


/s/ Paul R. Butrus
----------------------------------------     Executive Vice President (Principal                   February 25, 2000
Paul R. Butrus                               Executive Officer) and Director

/s/ James J. Morello
----------------------------------------     Treasurer (Principal Financial Officer                February 25, 2000
James J. Morello                             and Principal Accounting Officer)

/s/ Paul D. Everest, M.D.
----------------------------------------     Director                                              February 25, 2000
Paul D. Everest, M.D.


/s/ Robert E. Flowers, M.D.
----------------------------------------     Director                                              February 25, 2000
Robert E. Flowers, M.D.


/s/ Leon C. Hamrick
----------------------------------------     Director                                              February 25, 2000
Leon C. Hamrick, M.D.